J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, NY 10017

June 16, 2026

JPMorgan Public and Private Income Fund

390 Madison Avenue

New York, NY 10017

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of J.P. Morgan Investment Management Inc. (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, common shares of beneficial interest of JPMorgan Public and Private Income Fund (the “Fund”), a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Sponsor and the Fund hereby agree as follows:

1. Sponsor Commitment. The Sponsor hereby commits to purchase, or cause the purchase of, the Fund’s common shares of beneficial interest (the “Shares”) in the amount set forth on Schedule A (the “Sponsor Commitment”) at an initial purchase price of $10.00 per Share until such time as a net asset value is calculated and thereafter at a purchase price equal to the Fund’s most recently calculated net asset value per Share. The Sponsor agrees to purchase Shares on such dates and in such amounts as determined by the Fund in its sole discretion. The Sponsor shall have the right to update Schedule A from time to time to reflect additional purchases of Shares. The Fund hereby accepts the Sponsor Commitment.

2. Term of Sponsor Commitment. The Sponsor Commitment shall immediately terminate in the event an affiliate of the Sponsor no longer serves as the investment adviser to the Fund or otherwise manages the Fund.

3. Purchase of Shares; Reclassification of Sponsor Shares. The Fund intends to issue and sell three classes of its Shares, Class A Shares, Class S Shares and Class I Shares, to the public pursuant to a registration statement on Form N-2 (the “Registration Statement”) filed with the Securities and Exchange Commission. After the Registration Statement is declared effective, the Sponsor may purchase Shares pursuant to the Fund’s public offering under the Registration Statement. The Sponsor intends to purchase at least $100,000 of Shares in a private placement before the Fund makes a public offering of its Shares, and prior to the effective date of the Registration Statement, in order for the Fund to comply with the requirements of Section 14(a) of the 1940 Act. Any Shares issued and outstanding to the Sponsor upon the amendment and restatement of the Fund’s Agreement and Declaration of Trust will be reclassified as Class A Shares, Class S Shares and Class I shares having an equivalent aggregate net asset value of such Shares. The minimum investment amount for Class A and Class S Shares will be $25,000 and the minimum investment amount for Class I Shares will be $1,000,000 unless otherwise noted in the Fund’s prospectus.

4. Representations and Warranties of Sponsor. The Sponsor represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only pursuant to a registration statement under the Securities Act of 1933, as amended, or an applicable exemption from the registration requirements contained therein.

5. Assignment. The Sponsor may transfer or assign its rights and obligations under this Agreement, in whole or in part, to an entity it controls, is controlled by or with which it is under common control. The Sponsor may not otherwise transfer or assign its rights and obligations under this Agreement.

6. Amendments. This Agreement may be amended at any time by the mutual agreement of the parties.

7. Headings. The headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

9. Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com, as amended from time to time, or other applicable law) will be deemed original signatures for purposes of this Agreement, shall be effective as delivery of a manually executed counterpart hereof and will constitute due and sufficient delivery of such counterpart.

* * *

[Signature page follows]

J.P. MORGAN INVESTMENT
MANAGEMENT INC.

By:	/s/ Shannon M. Gaines
Name: Shannon M. Gaines
Title: Executive Director

Agreed and accepted as of the date first set forth above:
JPMORGAN PUBLIC AND PRIVATE
INCOME FUND

By:	/s/ Timothy J. Clemens
Name: Timothy J. Clemens
Title: Chief Financial Officer & Treasurer

[Signature Page to Letter Agreement]

SCHEDULE A

Sponsor Commitment: $100,000.00

Date of Purchase	Dollar Amount of Shares Purchased	Number of Shares Purchased	Remaining Unfunded Sponsor Commitment
Total to Date: